Exhibit 99.1

                  NBC Capital Corporation Reports 2003 Results

    STARKVILLE, Miss., Jan. 28 /PRNewswire-FirstCall/ -- NBC Capital Corporation (Amex: NBY), the holding company for National Bank of Commerce, today reported its results for the fourth quarter and year ended December 31, 2003.
    "NBC's results for 2003 reflected the continued effects of the low interest rate environment on our loan yields and the soft economy on loan demand," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "Our strong growth in non-interest income during 2003 was not enough to offset lower loan volume and yields for the year."
    Net income for 2003 was $13.5 million, or $1.65 per diluted share, compared with net income of $14.2 million, or $1.73 per share, in 2002. The decline was due to lower net interest income related to lower rates and lower average loan balances compared with the prior year.
    "NBC's results for 2003 continued to benefit from our strategy of diversifying our income beyond interest sensitive assets. Non-interest income rose 14.4% to $20.6 million compared with the prior year and showed increases in every major category. We also benefited from the continued management of expenses as reflected in our non-interest expenses rising less than one-half percent since last year."
    Fourth quarter net income was $3.3 million, or $0.41 per diluted share, compared with $3.4 million, or $0.41 per diluted share, for the fourth quarter of 2002.
    "Late in the fourth quarter, we signed a definitive agreement to acquire Enterprise Bancshares, Inc., the holding company for Enterprise National Bank, a $290 million commercial bank operating three financial centers in Memphis, Tennessee. We are very excited about the potential of combining Enterprise with NBC. We are investing approximately $53.1 million for Enterprise and believe the acquisition will build NBC's shareholder value by leveraging our strong capital base and enhancing our future earnings potential," continued Mr. Mallory.

    2003 Annual Results
    Net interest income was $33.7 million in 2003 compared with $37.2 million in 2002. The decrease was due to lower net interest margin of 3.42% compared with 3.80% in the prior year. NBC's provision for loan losses was $2.77 million in 2003 compared with $2.79 million in 2002. Net interest income after provision for loan losses was $30.9 million in 2003 compared with $34.4 million in 2002.
    "NBC's loan quality remained strong at year-end," continued Mr. Mallory. "Our non-performing loans totaled only 0.49% to total loans and classified assets were only 13.50% of capital at year-end. Our reserve for loans losses was $6.2 million at year-end, or 1.05% of total loans. We believe these reserves provide NBC with a solid measure of protection based on the current economic conditions and the credits in our portfolio."
    Income on service charges rose 9.3% to $7.8 million due to increased account activity and more uniform application of account-based fees. Mortgage loan income rose 35.8% to a record $2.0 million up from $1.5 million in 2002. Increases in other non-interest income sources, including trust department income; insurance commissions and fee income; and net gains on securities, also added to the 14.4% growth in total non-interest income totaling $20.6 million, up from $18.0 million in 2002. Net gain on securities was $1,376,000 in 2003 compared with a net gain of $457,000 in 2002.
    Income before taxes declined 5.2% to $18.0 million compared with $19.0 million in 2002. The tax rate for 2003 was 24.9% compared with 25.2% in the prior year.
    Net income for 2003 was $13.5 million and net income per share was $1.65 per diluted share compared with $14.2 million, or $1.73 per diluted share, in 2002.
    Book value per share was $13.60 at December 31, 2003, and $13.57 at December 31, 2002. Shareholders' equity was $111.1 million at December 31, 2003 and 2002, respectively.
    Assets increased to $1.09 billion at year-end 2003 compared with $1.08 billion at year-end 2002. Loans totaled $589.1 million in 2003 compared with $576.3 million the prior year. The increase in loans since 2003 was due primarily to purchased loans totaling approximately $43.4 million at year-end. Average earning assets were $984.2 million in 2003 compared with $978.6 million in 2002. Return on average assets was 1.3% in 2003 and in 2002. Return on average equity was 12.2% in 2003 compared with 13.3% in the prior year.
    At year-end 2003, NBC issued $30 million of trust preferred stock in anticipation of the Enterprise acquisition.

    Fourth Quarter Results
    Fourth quarter net income was $3.3 million, or $0.41 per diluted share, compared with $3.4 million, or $0.41 per diluted share, for the fourth quarter of 2002.
    Total interest income was $12.6 million for the fourth quarter of 2003 compared with $14.3 million in the fourth quarter of 2002. Interest and fees on loans declined 10.8% due to a 76 basis point decline in yield. This was partially offset by a 1.2% increase in average volumes. Interest and dividends on investment securities were down 12.8% compared with the fourth quarter of 2002 due to average yields declining 43 basis points compared with the fourth quarter of last year. NBC continued to experience accelerated repayments on mortgage-backed securities that contributed to the decline. Also, average volume on the investment portfolio decreased 4.5% from $388 million in 2002 to $370 million at year-end 2003.
    NBC's provision for loan losses decreased to $600,000 compared with $775,000 in the fourth quarter of 2002. The lower provision for loan losses in the latest quarter was due to an improvement in overall loan quality compared with the fourth quarter of 2002.
    Non-interest income was $4.5 million compared with $5.0 million in the fourth quarter of 2002. Service charges on deposits were up 5.6% to $2.1 million and trust department income rose 11.4% to $507,000. Insurance commission and fee income declined 2.3% to $1.0 million and mortgage loan income was down 60.7% to $201,000 compared with the fourth quarter of 2002. NBC reported a net gain on securities of $14,000 compared with a net gain of $178,000 in the fourth quarter of last year.
    "Fees generated by mortgage refinancings reached record levels during 2003 but declined in the fourth quarter as long-term rates began to rise," noted Mr. Mallory. "We had some customers who refinanced their loans as many as three times during the past three years to take advantage of declining rates. The increase in long-term rates during the fourth quarter of 2003 had the reverse effect by slowing the demand for mortgage refinancing and accounted for the decline in mortgage loan fee income in the current quarter compared with the fourth quarter last year."
    Income before taxes was $4.3 million in the fourth quarter of 2002 and 2003. The tax rate for the fourth quarter of 2003 was 22.1% compared with 21.8% in the fourth quarter of 2002.
    Average earning assets were $970.8 million compared with $980.3 million in the fourth quarter of 2002. Return on average assets was 1.2% in the fourth quarter of 2003 compared with 1.3% in the same quarter of 2002. Return on average equity was 12.0% in the fourth quarter of 2003 compared with 12.1% in the fourth quarter of the prior year.

    2004 Expectations
    NBC expects earnings for 2004 to be in the range of $1.64 to $1.75 per diluted share compared with $1.65 reported in 2003. Expectations for the first quarter of 2004 are for income to be in the range of $0.38 - $0.41 per share. NBC's 2003 first quarter net income was $0.44 per diluted share.
    NBC expects cash earnings* of $1.76 - $1.87 per diluted share in 2004 based on management's current estimate of the value for Enterprise's balance sheet components at this time. The final valuation of Enterprises' balance sheet components will be determined at the time of closing and any changes may affect the company's projection for cash EPS in 2004.

    *Use of Non-GAAP Financial Measures
    Cash earnings per share is defined as GAAP earnings per share less amortization of acquisition related expenses, including amortization of deposit premium and write-up of fixed assets. NBC estimates that amortization related expenses will total approximately $1,000,000, or $0.13 per share, and will be written off over approximately seven years using an accelerated amortization method. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

    Conference Call
    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its fourth quarter results conference call to be held tomorrow, January 29, 2004. The live broadcast of will be available on-line at www.nbcbankline.com under investor information and www.firstcallevents.com/service/ajwz396991959gf12.html beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About NBC Capital Corporation
    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in east Mississippi and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements
    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-Q for the quarter ended September 30, 2003, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


                             NBC CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CONDITION
                                  DECEMBER 31,
                       (In thousands, except share amounts)

                                                    2003              2002
    ASSETS:

    Cash and Due From Banks                        $22,765           $27,865
    Interest Bearing Deposits Due From
     Banks                                          35,444               567
       Total Cash and Due From Banks                58,209            28,432

    Securities:
      Securities Available for Sale                340,527           349,991
      Securities Held to Maturity                   38,408            43,792
        Total Securities                           378,935           393,783

    Federal Funds Sold and
       Securities Purchased Under
        Agreement To Resell                         20,046            28,486

    Other Earning Assets                            15,609            14,672

    Loans                                          589,114           576,325
    Less:   Reserve for Loan Losses                 (6,181)           (6,029)
        Net Loans                                  582,933           570,296


    Bank Premises And Equipment, Net                14,768            14,816
    Interest Receivable                              6,312             7,605
    Other Real Estate Owned                          1,368             1,512
    Goodwill                                         2,853             2,853
    Other Assets                                    12,191            15,001
        Total Assets                            $1,093,224        $1,077,456

    LIABILITIES AND SHAREHOLDERS' EQUITY:

    Non-Interest Bearing Deposits                 $109,479          $103,502
    Interest Bearing Deposits                      706,360           713,945
        Total deposits                             815,839           817,447
    Interest Payable                                 1,256             1,626
    Federal Funds Purchased and
       Securities Sold Under Agreement to
        Repurchase                                  17,970            25,599
    Federal Home Loan Bank Borrowings              107,090           111,906
    Subordinated Debentures                         30,928
    Other Liabilities                                9,039             9,771
        Total Liabilities                          982,122           966,349

    SHAREHOLDERS' EQUITY:

    Common Stock - $1 Par Value,
     Authorized 50,000,000 shares,
     Issued - 9,615,806 Shares at
     December 31, 2003 and
     December 31, 2002                               9,616             9,616
    Surplus And Undivided Profits                  130,703           124,710
    Accumulated Other Comprehensive
     Income (Loss)                                  (1,496)            4,122
    Treasury Stock at Cost (1,443,995
     shares at December, 31, 2003 and
     1,428,352 shares at December 31, 2002)        (27,721)          (27,341)
      Total Shareholders' Equity                   111,102           111,107
        Total Liabilities And
         Shareholders' Equity                   $1,093,224        $1,077,456

    Note 1: Certain 2002 amounts have been reclassified to conform to 2003 classifications.


                             NBC CAPITAL CORPORATION
                         CONSOLIDATED STATEMENT OF INCOME
       (In thousands, except average weighted shares and per share amounts)

                                    FOR THE THREE MONTHS      FOR THE YEAR
                                      ENDED DECEMBER 31     ENDED DECEMBER 31
                                       2003       2002       2003       2002
    INTEREST INCOME:

    Interest And Fees On Loans        $8,410     $9,426    $34,073    $40,022
    Interest And Dividends On
     Investment Securities             4,196      4,813     17,242     19,814
    Other Interest Income                 35         69        262        215
        Total Interest Income         12,641     14,308     51,577     60,051

    INTEREST EXPENSE:

    Interest On Deposits               2,854      3,968     12,838     17,171
    Interest On Borrowed Funds         1,168      1,417      5,043      5,705
        Total Interest Expense         4,022      5,385     17,881     22,876
        Net Interest Income            8,619      8,923     33,696     37,175
    Provision For Loan Losses            600        775      2,770      2,790
        Net Interest Income After
         Provision For
         Loan Losses                   8,019      8,148     30,926     34,385

    OTHER INCOME:

    Service Charges On Deposit
     Accounts                          2,077      1,967      7,774      7,110
    Trust Department Income              507        455      1,878      1,772
    Insurance Commission and Fee
     Income                            1,021      1,045      4,459      4,091
    Mortgage Loan Fee Income             201        511      2,039      1,501
    Other Non-Interest Income            712        805      3,119      3,115
    Gains (Losses) On Securities -
     Net                                  14        178      1,376        457
        Total Other Income             4,532      4,961     20,645     18,046

    OTHER EXPENSE:

    Salaries & Employee Benefits       4,898      5,146     19,867     19,827
    Net Premises And Fixed Asset
     Expense                           1,118      1,211      4,657      4,728
    Other Operating Expense            2,269      2,453      9,030      8,863
        Total Other Expense            8,285      8,810     33,554     33,418

    Income Before Income Taxes         4,266      4,299     18,017     19,013
    Applicable Income Tax Expense        942        937      4,492      4,792
        Net Income                    $3,324     $3,362    $13,525    $14,221

    Earnings Per Share:
        Basic                          $0.41      $0.41      $1.65      $1.73
        Diluted                        $0.41      $0.41      $1.65      $1.73

    Average Weighted Shares:
        Primary                    8,171,811  8,188,999  8,173,989  8,213,269
        Diluted                    8,190,481  8,208,063  8,186,729  8,228,353


                             NBC CAPITAL CORPORATION
                              FINANCIAL HIGHLIGHTS
                  (amounts in thousands except per share data)

    FOR THE THREE MONTHS
       ENDED DECEMBER 31:                             2003              2002

    Net Earnings                                    $3,324            $3,362
    Basic and Diluted Earnings Per Share              0.41              0.41
    Cash Dividends Per Share                          0.24              0.22

    ANNUALIZED RETURNS
    Return on Average Assets                          1.2%              1.3%
    Return on Average Equity                         12.0%             12.1%

    FOR THE TWELVE MONTHS
       ENDED DECEMBER 31:                             2003              2002

    Net Earnings                                   $13,525           $14,221
    Basic and Diluted Earnings Per Share              1.65              1.73
    Cash Dividends Per Share                          0.92              0.87

    ANNUALIZED RETURNS
    Return on Average Assets                          1.3%              1.3%
    Return on Average Equity                         12.2%             13.3%

    SELECTED BALANCES AT
      DECEMBER 31:                                    2003              2002

    Total Assets                                $1,093,224        $1,077,456
    Deposits and Securities Sold Under
     Agreements to Repurchase                      833,809           843,046
    Loans                                          589,114           576,325
    Total Securities                               378,935           393,783
    Shareholders' Equity                           111,102           111,107
    Market Price Per Share                           26.67             25.20
    Book Value Per Share                             13.60             13.57

    Note 1: Certain 2002 amounts have been reclassified to conform to 2003 classifications.

SOURCE  NBC Capital Corporation
    -0-                             01/28/2004
    /CONTACT:  Richard T. Haston of NBC Capital Corporation, +1-662-324-4258/

CO:  NBC Capital Corporation
ST:  Mississippi
IN:  FIN
SU:  ERN CCA MAV